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Exhibit 23.1


                         Consent of Independent Auditors



The Board of Directors
Atlantic Coast Airlines, Inc.


We consent to the incorporation by reference in the registration statement nos. 333-15795 and 33-67492 on Form S-8 of our report dated January 28, 1998, except as to note 17 which is as of March 4, 1998, relating to the consolidated balance sheet of Atlantic Coast Airlines, Inc. and subsidiary (the "Company") as of December 31, 1997 and the related consolidated statements of operations, cash flows and changes in stockholders' equity for the year then ended, which report appears in the December 31, 1997 Annual Report on Form 10-K of the Company.


                                                                          /S/
                                                                 --------------------------
                                                                 KPMG Peat Marwick LLP


Washington, D.C.
March 23, 1998
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